Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
BIO-IMAGING TECHNOLOGIES, INC.,
BIOCLINICA ACQUISITION, INC.
and
ETRIALS WORLDWIDE, INC.
Dated as of May 4, 2009

-i-

STRICTLY CONFIDENTIAL

-ii-

STRICTLY CONFIDENTIAL

-iii-

INDEX OF DEFINED TERMS

Acceptance Time	2
Acquisition Agreement	38
Acquisition Proposal	37
Adverse Recommendation Change	38
Affiliate	24
Agreement	1
Anti-Takeover Statute	21
Antitrust Law	40
APB	48
Authorizations	13
beneficial owner	47
beneficially owned	47
Book-Entry Shares	7
Business Day	48
Bylaws	10
Cash Consideration	6
Certificate	7
Certificate of Incorporation	10
Certificate of Merger	5
Closing	5
Closing Date	5
Common Exchange Ratio	7
Company	1
Company Common Stock	1
Company Employees	17
Company Intellectual Property Rights	22
Company Plans	16
Company Proxy Statement	13
Company Requisite Vote	12
Company Schedule of Exceptions	10
Company SEC Reports	14
Company Securities	11
Company Stock Plan	11
Company Stockholder	1
Company Stockholders Meeting	33
Confidentiality Agreement	36
Contract	12
control	48
controlled	48
controlled by	48
Costs	39
Credit Agreement	33
DGCL	1
Dissenting Shares	9
DOJ	40
Drug Law	13
Effective Time	5
Environmental Claims	23
Environmental Laws	22
ERISA	16
Exchange Act	3
Exchange Agent	7
Exchange Fund	7
FASB	48
FDA	13
FDA Act	13
Financial Advisor	21
FTC	40
GAAP	48
Governmental Authority	48
Governmental Entity	13
Indemnified Parties	39
Independent Directors	42
Information Statement	13
Intellectual Property	22
IRS	17
Knowledge	48
Law	12
Leased Property	20
Liens	22
Material Adverse Effect	10
Material Contract	23
Materials of Environmental Concern	22
Merger	1
Merger Consideration	6
Merger Recommendation	12
Merger Sub	1
Nasdaq	13
NLRB	19
Notice of Superior Proposal	38
Offer	1
Offer Documents	3
Offer Price	1
Offer Recommendation	12
Option	5
Option Consideration	5
owns beneficially	47
Parent	1
Parent Common Stock	1
Parent Disclosure Schedule	24

-iv-

STRICTLY CONFIDENTIAL

Parent Material Adverse Effect	24
Parent Preferred Stock	1
Parent Proceedings	30
Parent Proxy Statement	30
Parent SEC Reports	28
Parent Stockholder Meeting	34
Parent Stockholder Proposal	34
Parent Stockholders	30
Person	48
Preferred Exchange Ratio	6
Preferred Stock	11
Preliminary Prospectus	3
Proceedings	16
Restricted Stock	5
S-4	3
Schedule 14D 9	4
SEC	2
Securities Act	3
Share	1
Stock Consideration	6
Stockholder Agreement	1
Subsidiary	49
Superior Proposal	37
Surviving Corporation	5
Tax	49
Tax Group	49
Tax Returns	49
Termination Date	45
Termination Fee	46
Top-Up Option	3
Top-Up Shares	3
Transfer Taxes	42
under common control with	48
Warning Letter	14

-v-

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of May 4, 2009 (this “Agreement”) among Bio-Imaging Technologies, Inc., a Delaware corporation (“Parent”), BioClinica Acquisition, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and etrials Worldwide, Inc., a Delaware corporation (the “Company”).
WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in furtherance of the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.0001 per share (a “Share”) of the Company (the “Company Common Stock”), as a result of which each Share of Company Common Stock validly tendered and not properly withdrawn would be exchanged for (i) $0.15, net to the seller in cash, (ii) a fraction of a fully paid and non-assessable share of common stock, par value $0.00025 per share, of Parent (“Parent Common Stock”) equal to the Common Exchange Ratio, as set forth in Section 2.1(a), and (iii) a fraction of a fully paid and non-assessable share of Series A-1 preferred stock, par value $0.00025 per share, of Parent (“Parent Preferred Stock”) equal to the Preferred Exchange Ratio, as set forth in Section 2.1(a) (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company (the “Company Stockholders”, and each such stockholder, a “Company Stockholder”), and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”), (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend the Offer and approval of this Agreement by the stockholders of the Company;
WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and Parent, as the sole stockholder of Merger Sub has approved this Agreement and declared it advisable for Merger Sub to enter into this Agreement providing for the Offer and Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and
WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, certain Company Stockholders will enter into a stockholders agreement dated as of the date hereof (the “Stockholder Agreement”), the form of which is attached as Annex 1 and the Board of Directors of the Company has approved the entry of such Company Stockholders into the Stockholder Agreements. The Stockholder Agreements will be entered into concurrently with the execution and delivery of this Agreement;

STRICTLY CONFIDENTIAL
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I THE OFFER AND THE MERGER
Section 1.1 The Offer. (a) Subject to the conditions of this Agreement, as promptly as practicable, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The obligations of Merger Sub to, and of Parent to cause Merger Sub to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be the 20th Business Day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)). Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive the Minimum Tender Condition (as defined in Exhibit A), add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Company Common Stock, (iv) extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) extend the Offer in increments of not more than five (5) Business Days each, if at the scheduled expiration date of the Offer any of the conditions to Merger Sub’s obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived or (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. In addition, if at any otherwise scheduled expiration date of the Offer any condition to the Offer is not satisfied, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer at the request of the Company for not less than five (5) Business Days. In addition, Merger Sub shall, if requested by either the Company or the Parent, make available a “subsequent offering period”, in accordance with Exchange Act Rule 14d-11, of not less than ten (10) Business Days; provided that Merger Sub shall not be required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent and Merger Sub, directly or indirectly own more than 80% of the Fully Diluted Shares. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. The time at which Merger Sub initially accepts Shares for payment pursuant to the Offer shall be referred to herein as the (“Acceptance Time”).

STRICTLY CONFIDENTIAL
(b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC and deliver to the Company and its counsel a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). Concurrently with the filing of the Offer Documents, Parent and Merger Sub shall prepare and file with the SEC a registration statement on Form S-4 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of Parent Common Stock and Parent Preferred Stock pursuant to the Offer (the “S-4”). The S-4 will include a preliminary prospectus (the “Preliminary Prospectus”) containing the information required under Rule 14d-4(b) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents and the S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and the S-4 and to cause the Offer Documents and the S-4 as so amended or supplemented to be filed with the SEC and the Offer Documents and the S-4 as so amended or supplemented to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel in writing with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents and the S-4 promptly after the receipt of such comments.
(c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds and securities necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.
(d) The Company hereby grants to Parent and Merger Sub an irrevocable option (the “Top-Up Option”) to purchase at a price per share equal to the Cash Value of the Offer Price up to that number of newly issued shares of the Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock, directly or indirectly, owned by Parent and Merger Sub at the time of exercise of the Top-Up Option shall constitute one share more than ninety percent (90%) of the Fully Diluted Shares immediately after the issuance of the Top-Up Shares. The Top-Up Option shall be exercisable only once, at such time as Parent and Merger Sub, directly or indirectly, own at least 80% of the Fully Diluted Shares and prior to the fifth Business Day after the expiration date of the Offer or the expiration date of any subsequent offering period. Such Top-Up Option shall not be exercisable to the extent the number of shares of Company Common Stock subject thereto (taken together with the number of Fully Diluted Shares outstanding at such time) exceeds the number of authorized shares of Company Common Stock available for issuances. The obligation of the Company to deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable Law or rule of the NASDAQ Global Market and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. In the event Parent and Merger Sub wish to exercise the Top-Up Option, Merger Sub shall give the Company one (1) Business Day prior written notice specifying the number of shares of the Company Common Stock that are or will be, directly or indirectly, owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares and specifying a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying the number of Top-Up Shares. At the closing of the purchase of Top-Up Shares, the portion of the purchase price owed by Parent or Merger Sub upon exercise of such Top-Up Option shall be paid to the Company in cash by wire transfer or cashier’s check. The “Cash Value of the Offer Price” shall mean the greater of (i) $0.9068, and (ii) an amount equal to the highest price per Share paid pursuant to the Offer.

STRICTLY CONFIDENTIAL
Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.
(b) On the date the Offer Documents are filed with the SEC or as soon as practicable thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) describing the recommendations referred to in Section 3.4(b) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.
(c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

STRICTLY CONFIDENTIAL
Section 1.3 Treatment of Options and Restricted Stock. (a) Each option to purchase Shares of Company Common Stock granted under any Company Plan (collectively, the “Options”) that is outstanding and unexercised (whether or not then exercisable), shall become fully vested and exercisable immediately prior to the Effective Time, and to the extent not exercised, shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 1.3(c), be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of (1) the Cash Value of the Merger Consideration, over (2) the exercise price per share of Company Common Stock subject to such Option, and (ii) the total number of shares of Company Common Stock subject to such fully vested and exercisable Option as in effect immediately prior to the Effective Time (the “Option Consideration”) that have not been exercised. The Option Consideration shall be paid in a lump sum within five (5) Business Days following the Effective Time. No later than five (5) days prior to the Effective Time, the Company shall notify all holders of Options (“Option Holders”) that such Options will become fully vested and exercisable immediately prior to consummation of the Merger and the Options will be canceled in exchange for the right to receive the Option Consideration if not exercised prior to the Effective Time. No Option Consideration will be paid with respect to any Option that has an exercise price equal to or greater than the Option Consideration. For purposes of this Section 1.3(a), the Cash Value of the Merger Consideration shall mean $0.9068.
(b) Immediately prior to the Effective Time, any then-outstanding restricted shares of Company Common Stock issued pursuant to any Company Plans or otherwise (the “Restricted Stock”) shall become fully vested and all restrictions on the Restricted Stock shall lapse. Such Shares of Company Common Stock subject to the Restricted Stock shall be converted into the right to receive Merger Consideration pursuant to Article II, and Parent shall withhold such amounts as are necessary in accordance with Section 1.3(c).
(c) All amounts payable pursuant to this Section 1.3 shall be reduced by any required withholding of taxes in accordance with Section 2.3 and shall, except as otherwise provided in this Section 1.3, be paid without interest. The Company shall take all actions as are necessary and appropriate to effectuate the cancellation of the Options and the vesting of the Restricted Stock pursuant to this Section 1.3.
Section 1.4 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
Section 1.5 Closing; Effective Time. Subject to the provisions of ARTICLE VII, the closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

STRICTLY CONFIDENTIAL
Section 1.6 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.7 Certificate of Incorporation; Bylaws. (a) Pursuant to the Merger, the certificate of incorporation of the Company shall be amended and restated to be in the form of the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law, except that the name of the Surviving Corporation shall be designated by Parent.
(b) Pursuant to the Merger, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.
Section 1.8 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and such officers as may be appointed by the directors of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successors are duly elected and qualified.
ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:
(a) subject to Section 2.2, each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), including Shares subject to vesting or other restrictions, shall be converted into the right to receive the greater of (i) (A) $0.15, net to the holder in case without interest (the “Cash Consideration”), plus (B) 0.124 (the “Common Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Parent Common Stock, plus (C) 0.076 (the “Preferred Exchange Ratio”) of a validly issued, fully paid and non-assessable share of Parent Preferred Stock (the “Stock Consideration”), and (ii) the highest price per Share paid pursuant to the Offer, in the same form of consideration so paid (the greater of clauses (i) and (ii), the “Merger Consideration”); and
(b) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

STRICTLY CONFIDENTIAL
At the Effective Time, all Shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time represented any such Shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
Section 2.2 Surrender of Shares. (a) Prior to the Effective Time, Merger Sub shall enter into an agreement with Parent’s transfer agent to act as agent for the Company Stockholders in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration to which the Company Stockholders shall become entitled pursuant to this ARTICLE II. At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Exchange Agent to be held in trust for the benefit of holders of Shares (i) all the cash necessary to pay for the Shares converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) and (ii) such number of certificates of Parent Common Stock representing the shares of Parent Common Stock to be issued pursuant to Section 2.1(a) (the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to this ARTICLE II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this ARTICLE II. Parent shall have the right to withdraw from the Exchange Fund any amount paid or shares of Parent Common Stock delivered by Parent or the Surviving Corporation with respect to any Dissenting Shares, the amount so withdrawn not to exceed the amount of consideration held in the Exchange Fund with respect to such Dissenting Shares.
(b) Promptly after the Effective Time, Parent shall cause to be mailed to each record holder as of the Effective Time of (x) a Certificate or Certificates which immediately prior to the Effective Time represented Shares, or (y) uncertificated Shares represented by book-entry (“Book-Entry Shares”), which, in each case, were converted into the right to receive the Merger Consideration with respect thereto, (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, together with such letter(s) of transmittal properly completed and duly executed to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a) and such Certificate or Book-Entry Share shall then be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate or Book-Entry Share.

STRICTLY CONFIDENTIAL
(c) At any time following the date that is twenty-four (24) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has been made available to the Exchange Agent and which has not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this ARTICLE II. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Merger Consideration paid in accordance with the terms of this ARTICLE II in respect of Certificates or Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares of Company Common Stock represented thereby.
(d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE II, subject to applicable Law in the case of Dissenting Shares. Such stock transfer books shall be delivered to the Surviving Corporation as soon as reasonably possible after the Effective Time.
(e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof claiming such Certificate to be lost, stolen or destroyed, and, if reasonably requested, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this ARTICLE II.

STRICTLY CONFIDENTIAL
(f) The Exchange Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, or (ii) money market accounts, certificates of deposit, bank repurchase agreement or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $5,000,000,000. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder (but subject to Section 2.3), Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
Section 2.3 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable tax Laws. To the extent that amounts are so properly withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, and are paid over to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.
Section 2.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
Section 2.5 Fractional Shares. No fractional shares of Parent Common Stock or Parent Preferred Stock will be issued by virtue of the Offer or the Merger and any Company Stockholder entitled hereunder to receive a fractional share of Parent Common Stock or Parent Preferred Stock (after aggregating all fractional shares of Parent Common Stock and Parent Preferred Stock that would otherwise be received by such holder) but for this Section 2.5 will be entitled hereunder to receive no fractional share but a cash payment in lieu thereof in an amount equal to such fraction multiplied by $3.7838, rounded to the nearest cent.

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that, except as identified in the Company SEC Reports (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward-looking in nature) or as set forth on the Company Schedule of Exceptions delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the “Company Schedule of Exceptions”), it being understood that each item in a particular section of the Company Schedule of Exceptions shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Schedule of Exceptions and such item shall not be deemed to qualify any other section or subsection of this Agreement:
Section 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing or active status under the laws of the jurisdiction in which it is incorporated (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. “Company Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Company taken as a whole; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) general economic or market conditions or general changes or developments in the pharmaceutical industry or affecting participants in the pharmaceutical industry, (ii) acts of war or terrorism or natural disasters, (iii) the announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent or Merger Sub, (iv) changes in any applicable accounting regulations or principles or the interpretations thereof, (v) changes in the price or trading volume of the Company’s stock (provided that any Company Material Adverse Effect that may have caused or contributed to such change in market price or trading volume shall not be excluded), or (vi) any failure by the Company to meet earnings or loss projections, in and of itself (provided that any Company Material Adverse Effect that may have caused or contributed to such failure to meet published earnings or loss projections shall not be excluded unless covered by another exclusion, such as clause (iii) above), unless, in the case of clause (i) or (ii), such change, effect, event or occurrence has a materially disproportionate effect on the Company, taken as a whole, compared with other companies operating in the eclinical software and services industry.
Section 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the amended and restated certificate of incorporation dated as of February 9, 2006 (the “Certificate of Incorporation”) and the amended and restated bylaws dated as of July 2, 2007 (the “Bylaws”) of the Company as in effect on the date hereof and all minutes of the Board of Directors of the Company since February 20, 2008, other than those with respect to consideration and approval of the Offer and the Merger and related transactions. The Certificate of Incorporation of the Company and the Bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

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Section 3.3 Capitalization. (a) The authorized capital stock of the Company consists of Fifty Million (50,000,000) Shares, and (ii) One Million (1,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
(b) As of April 30, 2009: (i) Eleven Million Sixty-Four Thousand One Hundred Forty-Two (11,064,142) Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights; (ii) an aggregate of Two Million Seven Hundred Twenty-Seven Thousand Seven Hundred Sixty-Four (2,727,764) Shares was reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company Stock Plan; and (iii) no shares of Preferred Stock were outstanding. Since the close of business on April 30, 2009, until the date hereof, no options to purchase shares of Company Common Stock, Restricted Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Options. Section 3.3(b) of the Company Schedule of Exceptions sets forth, as of the date specified thereon, each equity-based award (including Restricted Company Common Stock or phantom rights) and Option outstanding under the Company Stock Plan, the number of Shares issuable thereunder and the expiration date and exercise or conversion price relating thereto. Unless disclosed on Section 3.3(b) of the Company Schedule of Exceptions, no other equity-based award or Option is outstanding under a Company Stock Plan or otherwise.
(c) As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 3.3: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”); (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of the Company to which the Company is a party.

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Section 3.4 Authority. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares if required by applicable Law (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL. The affirmative vote of a majority of the outstanding Company Common Stock is the only vote required, if any such vote is required by applicable Law, of the Company’s capital stock necessary in connection with the approval and consummation of the Merger. No other vote of the Company’s stockholders is necessary in connection with this Agreement, the Stockholder Agreements, or the consummation of any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
(b) The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held (i) authorized the execution, delivery and performance of this Agreement, (ii) approved, and declared advisable, this Agreement, the Offer and the Merger, (iii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company Stockholders, and (iv) recommended that the holders of Company Common Stock accept the Offer and tender their Shares pursuant to the Offer (the “Offer Recommendation”), and (v) authorized the submission of this Agreement to the Company Stockholders for their approval and recommended that the Company Stockholders approve this Agreement (the “Merger Recommendation”).
Section 3.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement (“Law”) applicable to the Company or by which any of its respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of the Company under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company is a party or by which the Company or any of its properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, or would not reasonably be expected to, (A) materially delay consummating the transactions contemplated hereby on a timely basis or (B) individually or in the aggregate, have a Company Material Adverse Effect.

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(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Offer or the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory (including stock exchange) authority, agency, court, commission, or other governmental body (each, a “Governmental Entity”) to be obtained or made by the Company, except for (i) applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Schedule 14D-9 and the proxy statement to be sent to stockholders of the Company in connection with the Company Stockholders Meeting (the “Company Proxy Statement”) and any information statement (the “Information Statement”) required under Rule 14f-1 in connection with the Offer), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the NASDAQ Stock Market LLC (“Nasdaq”), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) any notices required under the U.S. Federal Food, Drug, and Cosmetic Act, as amended (the “FDA Act”) or similar laws of jurisdictions other than the United States, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect, (B) materially delay consummating the transactions contemplated hereby on a timely basis, or (C) individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.
Section 3.6 Compliance. (a) To the Knowledge of the Company, the Company is not in violation of any Law applicable to the Company or by which any of its properties are bound, and has not been notified in writing by any Governmental Entity of any violation, or any investigation with respect to any such Law, including Laws enforced by the United States Food and Drug Administration (“FDA”) and comparable foreign Governmental Entities (collectively, “Drug Law”), except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
(b) The Company has all registrations, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Entities required to conduct its businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company is in compliance with all such Authorizations. The Company has made available to Parent all material Authorizations from the FDA.
(c) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or any of its employees is or has been debarred from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b).

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(d) The Company has not been notified in writing of any material failure (or any investigation with respect thereto) by it or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with any Drug Law pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest including Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements, in each case with respect to any products of the Company. In addition to the foregoing, the Company has not received any letter issued by the FDA when products are marketed improperly, specifying the violations and demanding to know how the problem will be corrected (“Warning Letter”), FDA Form 483s, or other communications from the FDA or any other Governmental Authority alleging that the Company’s operations are in violation of any Drug Law or the applicable Laws; nor are there presently pending, nor, to the Knowledge of the Company, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters by or on behalf of the FDA or any other Governmental Authority or any customer of the Company relating to the Company’s operations.
(e) Neither the Company, nor any officers, employees or agents of the Company has with respect to any product that is manufactured, tested or held by the Company, made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
Section 3.7 SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since January 1, 2008 and prior to the date hereof (such documents filed since January 1, 2008 and prior to the date hereof, the “Company SEC Reports”). As of their respective dates, each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since December 31, 2008 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).
(c) The Company’s disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company is made known to the chief executive officer and the chief financial officer of the Company by others within the Company.
(d) Since December 31, 2008, the Company has not disclosed to the Company’s independent registered accounting firm and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(e) Since December 31, 2008, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting. To the Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f) The Company does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Company SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.7(f) of the Company Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates.

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Section 3.8 Absence of Certain Changes or Events. Except as set forth on Section 3.8 of the Company Schedule of Exceptions, since December 31, 2008, until the date of this Agreement, and except as contemplated by this Agreement, the Company has conducted its business in the ordinary course consistent with past practice and there has not been (a) any change, event or occurrence which has had or would reasonably be expected to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s capital stock; (c) any redemption, repurchase or other acquisition of any shares of capital stock of the Company (other than in connection with the forfeiture or exercise of equity based awards, Options and Restricted Company Common Stock in accordance with existing agreements or terms); (d) any granting by the Company to any of its directors, officers or employees of any material increase in compensation or benefits, except for increases in the ordinary course of business consistent with past practice or that are required under any Company Plan; (e) any granting to any director, officer or employee of the right to receive any severance or termination pay, except as provided for under any plan or agreement in effect prior to December 31, 2008; (f) any entry by the Company into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director, officer or employee of the Company, or any amendment to or adoption of any Company Plan or collective bargaining agreement; (g) any material change by the Company in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; (h) any material change in a Tax Group tax accounting period or method or settlement of a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law.
Section 3.9 Absence of Litigation. Except as set forth on Section 3.9 of the Company Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the Knowledge of the Company, governmental investigations (“Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company, other than any Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.10 Employee Benefit Plans. (a) Section 3.10 of the Company Schedule of Exceptions contains a true and complete list of each Company Benefit Plan (as defined below). As used herein, the term “Company Plan” means each material employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each material employee benefit plan maintained outside the United States, and each other material plan, arrangement or policy (written or oral) to provide benefits, other than salary, as compensation for services rendered, including, without limitation, employment agreements, executive compensation agreements, incentive arrangements, salary continuation, stock option, stock grant or stock purchase rights, phantom rights, deferred compensation, bonus, severance policies or agreements, retention policies or agreements, change in control policies or agreements, fringe benefits or other employee benefits, in each case maintained or sponsored by the Company or to which the Company contributes to or for which the Company has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA

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Affiliate, or any other plan, arrangement or policy mandated by applicable Law, for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company, its Subsidiaries or any ERISA Affiliate (collectively, the “Company Employees”). The Company has made available to Parent copies of all material documents constituting the Company Plans, the three most recently filed Forms 5500 for such Company Plans and financial statements attached thereto, all Internal Revenue Service (the “IRS”) determination letters for the Company Plans, all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Entity with respect to the Company Plans, all employee manuals or handbooks containing personnel or employee relations policies, and all other material documents relating to the Company Plans. For purposes of this Section 3.10, the term Company includes any ERISA Affiliate. The term “ERISA Affiliate” means any person, that together with the Company, is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.
(b) Each Company Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All reporting, disclosure and notice requirements under ERISA, the Code and other applicable Laws have been fully and completely satisfied with respect to each Company Benefit Plan, except for instances of noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect on the Company. With respect to each Company Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could, if successful, result in any liability, direct or indirect, for the Company or, to the Knowledge of the Company, any stockholder, officer, director or employee of the Company, except for instances of noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no pending or threatened claims by or on behalf of any Company Plan, or by or on behalf of any participants or beneficiaries of any Company Benefit Plans under ERISA or applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans. No Company Plan is presently under investigation, audit or examination by any Governmental Entity, and no matters are pending with respect to any Company Plan under any IRS program.
(c) Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, or has an opinion letter from the IRS to the same effect, and each such determination or opinion letter remains in effect and has not been revoked. Except as disclosed on Section 3.10(a) of the Company Schedule of Exceptions, the Company has never maintained, sponsored or had any liability with respect to any other plan subject to the requirements of section 401(a) of the Code. To the Knowledge of the Company, nothing has occurred since the date of such determination letter that could cause the loss of such qualification or tax-exempt status or the imposition of any liability, lien, penalty or tax under ERISA or the Code. Each Company Benefit Plan has been timely amended to comply with applicable Law.

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(d) The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to section 302 of ERISA, section 412 of the Code or Title IV of ERISA. None of the Company Plans is a multiemployer plan (as defined in section 3(37) of ERISA). The Company does not contribute to, and has never contributed to or had any other liability with respect to, a multiemployer plan or with respect to any plan that has two or more contributing sponsors at least two of whom are not under common control. There is not now, and to the Knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any pledge, lien, security interest or encumbrance on assets of the Company under ERISA or the Code, or similar Laws of foreign jurisdictions.
(e) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in a prohibition of the transactions contemplated by this Agreement or any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Company Plan. No Company Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment or benefits becoming due to any director or employee of the Company that will be considered an “excess parachute payment” under section 280G of the Code. The Company has not declared any bonus compensation in contemplation of the transactions contemplated by this Agreement. No payments or benefits under any Company Plan or other agreement of the Company are, or are expected to be, subject to the disallowance of a deduction under section 162(m) of the Code. The Company does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax, penalty tax or interest under section 280G or 409A of the Code. Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) is in documentary compliance with the requirements of section 409A of the Code. Each nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with section 409A of the Code. No option (other than an option the terms of which comply with the requirements of section 409A of the Code) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to section 409A of the Code.
(f) With respect to any Company Plan that is a group health plan (within the meaning of section 4980B(g)(2) of the Code), such Company Plan complies, and in each and every case has complied, with all requirements of section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, except for instances of noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company Plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required under section 4980B of the Code.

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(g) The Company has paid all amounts that the Company is required to pay as contributions to the Company Plans as of the last day of the most recent fiscal year of each of the Company Plans; all benefits accrued under any funded or unfunded Company Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to the Company Plans have been transferred to the appropriate Company Plan in a timely manner as required by applicable Law.
(h) The Company has made no plan or commitment to create any additional Company Plan or to modify or change any existing Company Plan.
(i) Except as set forth on Schedule 3.10(a) of the Company Schedule of Exceptions, no benefit or compensation arrangement is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such benefit and compensation arrangement, a “Foreign Benefit Plan”). All Foreign Benefit Plans (i) have been established, maintained and administered in compliance in all material respects with their terms and all applicable Laws of any Government Entity and (ii) that are subject to a funding requirement under applicable Law are in material compliance with such requirement and with respect to all other Foreign Benefit Plans, reserves therefore have been established on the Closing Date financial statements in accordance with applicable accounting standards and based upon reasonable actuarial assumptions. All contributions or other payments required to be made to or in respect of the Foreign Benefit Plans have been made.
Section 3.11 Labor and Employment Matters. The Company does not have any labor contracts or collective bargaining agreements with any persons employed by the Company or any persons otherwise performing services primarily for the Company. To the Knowledge of the Company, there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board (the “NLRB”) or any other labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company. No labor organization or group of employees of the Company has made a pending demand for recognition or certification. The Company has not experienced any labor strike, dispute or stoppage or other labor difficulty involving its employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority. The Company is in compliance with all applicable Laws respecting employment and employment practices, classification of employees, terms and conditions of employment, wages and hours, occupational safety and health, immigration and immigration practices, including, but not limited to, any such Laws respecting employment discrimination, termination of employment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, except for instances of noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.12 Insurance. All material insurance policies of the Company are listed in Section 3.11 of the Company Schedule of Exceptions. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (a) all insurance policies of the Company are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of the Company, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

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Section 3.13 Properties. The Company owns no real property. Section 3.13 of the Company Schedule of Exceptions contains a complete and correct list of all real property leased by the Company (the “Leased Property”). The Company has good and valid leasehold interests in all Leased Property. With respect to all Leased Property, there is not, under any of such leases, any existing default by the Company or, to the knowledge of the Company, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by the Company or, to the knowledge of the Company, the counterparties thereto. The Leased Real Property is maintained in a state of repair and condition that is consistent with the normal conduct of its business.
Section 3.14 Tax Matters. (a) (i) All material Tax Returns required to be filed by or on behalf of the Tax Group have been duly filed on a timely basis (taking into account applicable extensions) and such Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects, (ii) all material Taxes shown to be payable on the Tax Returns have been paid in full on a timely basis, except with respect to matters contested in good faith or for which adequate reserves have been established on the Company’s books in accordance with GAAP, (iii) the Tax Group has withheld and paid over all material Taxes required to have been withheld and paid over, and in all material respects has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, and (iv) the Tax Group is not currently the beneficiary of any extension of time within which to file any Tax Return.
(b) The Tax Returns of the Tax Group have never been audited by a Governmental Authority, nor is any such audit in process, pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, no material deficiencies exist or have been asserted with respect to Taxes of the Tax Group and the Tax Group is neither a party to any action or proceeding for assessment or collection of material Taxes, nor has such event been asserted or, to the Knowledge of the Company, threatened against the Tax Group or any of its assets or properties. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Tax Returns of the Tax Group.
Section 3.15 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4, Offer Documents, the Schedule 14D-9 or the Information Statement, will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) the Company Proxy Statement will, at the date it is first mailed to the stockholders of the

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Company and at the time of the Company Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Company Proxy Statement, at the date such Company Proxy Statement is first mailed to stockholders and at the time of the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Schedule 14D-9, the Information Statement or the Company Proxy Statement.
Section 3.16 Opinion of Financial Advisors. Emerging Growth Equities, Ltd. (the “Financial Advisor”), has delivered to the Board of Directors of the Company a written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date of such opinion, the consideration to be paid to holders of the Company Common Stock (other than as set forth in such opinion) pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders.
Section 3.17 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or for which the Company may be financially liable.
Section 3.18 Takeover Statutes.
(a) The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the accuracy of the representations and warranties of Parent and Merger Sub, to the Knowledge of the Company as of the date hereof, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S. state or federal laws applicable to the Company, including those under the DGCL (collectively, the “Anti-Takeover Statute”), will be applicable to the Offer, the Merger or the other transactions contemplated hereby or in the Stockholder Agreements. The Board of Directors of the Company has taken all necessary action such that the restrictions on business combinations contained in Section 203 of the DGCL do not apply to this Agreement, the Stockholder Agreements, the Merger and the other transactions contemplated by this Agreement. No other takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

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Section 3.19 Intellectual Property. Except as otherwise disclosed in the Company SEC Reports and Section 3.19 of the Company Schedule of Exceptions, to the Knowledge of the Company, the Company is the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to the Intellectual Property set forth on Schedule 3.19(a), and is licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Schedule 3.19(b), except as noted on Schedule 3.19(b). The Company owns or has the rights to use, free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”), but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the manufacture, use and sale of the products currently marketed and the products currently in development, by the Company (collectively, the “Company Intellectual Property Rights”). Except as would not individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no Proceeding pending, or to the Knowledge of the Company threatened, (i) alleging infringement, misappropriation, violation or dilution by the Company of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property set forth in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions or the Company Intellectual Property Rights therein and (ii) by the Company alleging infringement or misappropriation of any Intellectual Property against a third party; (b) the manufacture, use and sale of its products does not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of the Company, the Company Intellectual Property Rights are not being infringed by any third party; (c) no Company Intellectual Property Right will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger; and (d) the Company has not granted any license, sublicenses or any other rights in, to or under the Intellectual Property. As used in this Agreement, “Intellectual Property” means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature. For purposes of this Agreement, the term “patents” means United States and non-U.S. patents (utility or design, as applicable), provisional patent applications, non-provisional patent applications, continuations, continuations-in-part, divisions, any such patents resulting from reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any patent, patent disclosures, substitute applications, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.
Section 3.20 Environmental Matters. (a) The Company is not in violation of any federal, state, local or foreign law, regulation, order, permit or other requirement relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environment Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required under applicable Environmental Laws for the conduct of its business as now being conducted, or noncompliance with the terms and conditions thereof, nor has the Company received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is in violation of any Environmental Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (b) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice received by the Company from by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location currently owned, leased or operated by the Company (collectively, “Environmental Claims”), pending or, to the Company’s Knowledge, threatened against the Company or any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) to the Company’s Knowledge, there are no past or present actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would result in a violation of any Environmental Laws, require expenditures to be incurred pursuant to Environmental Laws, or form the basis of an Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; and (d) the Company is not subject to any pending or, to the Company’s Knowledge, threatened proceeding under Environmental Law to which a governmental authority is a party.
Section 3.21 Contracts. (a) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, as of the date of this Agreement, the Company is not a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon the Company that restrict the ability of the Company (or which, following the consummation of the Offer or the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area; (iii) involving the payment or receipt of royalties or other amounts of more than $50,000 calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company; (iv) with any Affiliate or (v) that would prevent, materially delay or materially impede the Company’s ability to consummate the Offer or the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (v) as well as each Contract listed in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions is referred to herein as a “Material Contract”.
(b) Each of the Material Contracts is valid and binding on the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Material Contract by the Company and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 3.22 Affiliate Transactions. Except as otherwise disclosed in Section 3.22 of the Company Schedule of Exceptions or the Company SEC Documents, no executive officer or director of the Company or any Person owning 5% or more of the Shares or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act (each an “Affiliate”) is a party to any Contract with or binding upon the Company or any of its properties or assets or has any material interest in any material property owned by the Company or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as identified in the Parent SEC Reports (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward looking in nature) or as set forth on the Schedule of Exceptions delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Schedule of Exceptions”), it being understood that each item in a particular section of the Parent Schedule of Exceptions shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Parent Schedule of Exceptions and such item shall not be deemed to qualify any other section or subsection of this Agreement:
Section 4.1 Organization. Each of Parent, its Subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing or active status under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement. Each of the Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Prior to the date hereof, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement. “Parent Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Company taken as a whole, or that would reasonably be expected to prevent or materially delay Parent from performing its obligations under this Agreement in any material respect or materially delay consummating the transactions contemplated hereby; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) general economic or market conditions or general changes or developments in the pharmaceutical industry or affecting participants in the pharmaceutical industry, (ii) acts of war or terrorism or natural disasters, (iii) the announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken or omitted to be taken by Parent or Merger Sub at the written request or with the prior written consent of the Company, (iv) changes in any applicable accounting regulations or principles or the interpretations thereof, (v) changes in the price or trading volume of Parent’s stock (provided that any Parent Material Adverse Effect that may have caused or contributed to such change in market price or trading volume shall not be excluded), or (vi) any failure by Parent to meet earnings or loss projections, in and of itself (provided that any Parent Material Adverse Effect that may have caused or contributed to such failure to meet published earnings or loss projections shall not be excluded unless covered by another exclusion, such as clause (iii) above), unless, in the case of clause (i) or (ii), such change, effect, event or occurrence has a materially disproportionate effect on Parent, taken as a whole, compared with other companies operating in the eclinical software and services industry.

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Section 4.2 Certificate of Incorporation and Bylaws. Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation (the “Certificate of Incorporation”) and bylaws dated (the “Bylaws”) of Parent and of Merger Sub, as in effect on the date hereof, and all minutes of the Board of Directors of Parent with respect to approval of the Offer and the Merger and related transactions. The Certificates of Incorporation and the Bylaws of Parent and of Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Sub. Neither Parent nor Merger Sub is in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.
Section 4.3 Capitalization. (a) The authorized capital stock of Parent consists of Eighteen Million (18,000,000) shares of Parent Common Stock, and (ii) Three Million (3,000,000) shares of preferred stock, par value $0.00025 per share (“Parent Preferred Stock”).
(b) As of April 30, 2009: (i) Fourteen Million Three Hundred Fifty-Seven Thousand Two Hundred Fifty-Three (14,357,253) shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights; (ii) an aggregate of Two Million One Hundred Twenty-Five Thousand One Hundred Seventy-Three (2,125,173) shares of Parent Common Stock was reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding options to purchase Parent Common Stock; and (iii) no shares of Preferred Stock were outstanding. Since the close of business on April 30, 2009, until the date hereof, no options to purchase shares of Parent Common Stock or Parent Preferred Stock have been granted and no shares of Parent Common Stock or Parent Preferred Stock have been issued. Section 4.3(b) of Parent Schedule of Exceptions sets forth, as of the date specified thereon, each equity-based award and option outstanding, the number of shares of Parent Common Stock issuable thereunder and the expiration date and exercise or conversion price relating thereto.

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(c) As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 4.3: (i) here are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (C) options or other rights to acquire from Parent, or any obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (collectively, “Parent Securities”); (ii) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Parent to which Parent is a party.
Section 4.4 Authority. Subject to the approval of the Parent Stockholder Proposal by the Parent’s stockholders, each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Parent as sole stockholder of Merger Sub has approved this Agreement. Subject to the approval of the Parent Stockholder Proposal by the Parent’s stockholders, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). Other than the approval of the Parent Stockholder Proposal by the Parent’s stockholders, neither the approval or adoption of this Agreement nor the consummation of the Offer, the Merger or the other transactions contemplated hereby requires any approval of the stockholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
Section 4.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates or certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub under, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to (A) materially delay consummating the transactions contemplated hereby on a timely basis or (B) individually or in the aggregate, have a Parent Material Adverse Effect.

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(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, including the filing of the Offer Documents, the S-4 and such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with the transactions contemplated hereby, (ii) the applicable requirements, if any, under state securities, takeover and “blue sky” laws, (iii) the applicable requirements of Nasdaq and the NYSE, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) any notices required under the FDA Act or similar laws of jurisdictions other than the United States, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect, (B) materially delay consummating the transactions contemplated hereby on a timely basis or (C) individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect.
Section 4.6 Compliance. (a) To the Knowledge of Parent, Parent is not in violation of any Law applicable to Parent or by which any of its properties are bound, and has not been notified in writing by any Governmental Entity of any violation, or any investigation with respect to any such Law, including any Drug Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
(b) Parent has all Authorizations from Governmental Entities required to conduct its businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, Parent is in compliance with all such Authorizations. Parent has made available to the Company all material Authorizations from the FDA.
(c) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, none of Parent or any of its employees is or has been debarred from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b).

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(d) Parent has not been notified in writing of any material failure (or any investigation with respect thereto) by it or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with any Drug Law pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest including Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements, in each case with respect to any products of Parent. In addition to the foregoing, Parent has not received any Warning Letter, FDA Form 483s, or other communications from the FDA or any other Governmental Authority alleging that Parent’s operations are in violation of any Drug Law or the applicable Laws; nor are there presently pending, nor, to the Knowledge of Parent, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters by or on behalf of the FDA or any other Governmental Authority or any customer of Parent relating to Parent’s operations.
(e) Neither Parent, nor any officers, employees or agents of Parent has with respect to any product that is manufactured, tested or held by Parent made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
Section 4.7 SEC Filings; Financial Statements. (a) Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since January 1, 2008 and prior to the date hereof (such documents filed since January 1, 2008 and prior to the date hereof, the “Parent SEC Reports”). As of their respective dates, each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) The audited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein. The unaudited consolidated financial statements of Parent (including any related notes thereto) for all interim periods included in Parent’s quarterly reports on Form 10-Q filed with the SEC since December 31, 2008 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

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(c) Parent’s disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent is made known to the chief executive officer and the chief financial officer of Parent by others within those entities.
(d) Since December 31, 2008, Parent has not disclosed to Parent’s independent registered accounting firm and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.
(e) Since December 31, 2008, Parent has not identified any material weaknesses in the design or operation of its internal control over financial reporting. To the Knowledge of Parent, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f) Parent does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 4.8 Absence of Certain Changes or Events. Except as set forth on Section 4.8 of Parent Schedule of Exceptions or the Parent SEC Reports, since December 31, 2008, until the date of this Agreement, and except as contemplated by this Agreement, Parent has conducted its business in the ordinary course consistent with past practice and there has not been any change, event or occurrence which has had or would reasonably be expected to have a Parent Material Adverse Effect.

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Section 4.9 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the S-4, the Offer Documents, the Schedule 14D-9 or the Information Statement, will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, and in the case of the S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) the Company Proxy Statement or the proxy statement to be sent to stockholders of the Parent in connection with the Parent Stockholder Meeting (the “Parent Proxy Statement”), as applicable, will, at the date it is first mailed to the Company Stockholders or the stockholders of the Parent (the “Parent Stockholders”), as applicable, and at the time of the Company Stockholders Meeting or Parent Stockholders Meeting, as applicable, or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The S-4, the Offer Documents, the Parent Proxy Statement and the Company Proxy Statement, at the date such Parent Proxy Statement or Company Proxy Statement is first mailed to stockholders and at the time of the Parent Stockholders Meeting or Company Stockholders Meeting, as applicable, , will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Offer Documents and the Company Proxy Statement.
Section 4.10 Brokers. No broker, finder or investment banker (other than Excel Partners Securities, LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.
Section 4.11 Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.
Section 4.12 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire any Shares except pursuant to this Agreement and the Stockholder Agreements.
Section 4.13 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or, to the knowledge of Parent, governmental investigations (“Parent Proceedings”) pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries, other than any Parent Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

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Section 4.14 Contracts. (a) Except for this Agreement and except for Contracts filed as exhibits to the Parent SEC Reports, as of the date of this Agreement none of Parent is a party to or bound by any Contract: (i) that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon Parent that restrict the ability of Parent (or which, following the consummation of the Offer or the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area; (iii) with any Affiliate or (iv) that would prevent, materially delay or materially impede Parent’s ability to consummate the Offer or the Merger or the other transactions contemplated by this Agreement.
Section 4.15 Available Funds. Parent has sufficient funds to (i) consummate the Offer, (ii) pay the aggregate Cash Consideration, and (iii) pay any and all fees and expenses in connection with the Offer and the Merger or the financing thereof.
ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER
Section 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, as set forth in the Company Schedule of Exceptions or as required by Law, or unless Parent shall otherwise consent in writing, the business of the Company shall be conducted in its ordinary course of business and, to the extent consistent with and not in violation of any other provisions of this Section 5.1, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Company Schedule of Exceptions or as required by Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
(a) amend or otherwise change its Certificate of Incorporation or Bylaws or any similar governing instruments;
(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, voting securities, or other equity interests, or any options, warrants, restricted stock or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests (including stock appreciation rights, phantom stock or similar instruments), of the Company (except for the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date hereof and except for the grant of Options and Restricted Company Common Stock as permitted pursuant to Section 5.1(j);
(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

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(d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company that is not wholly-owned (other than in connection with the forfeiture or exercise of equity-based awards, Options or Restricted Company Common Stock in accordance with existing agreements or terms (or awards, Options or Restricted Company Common Stock that is granted after the date hereof in compliance with Section 5.1(b) and Section 5.1(j)) and;
(e) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division (whether by acquisition of assets or otherwise), enter into any new line of business;
(f) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;
(g) (A) enter into or renew or amend (i) any contract or arrangement with revenues or payments in excess of $100,000 per annum, other than in the ordinary course of business consistent with past practice, unless such contract or arrangement is terminable without penalty upon the Company giving no more than ninety (90) days’ notice or (ii) any joint venture, partnership or other similar arrangement or (B) engage in any transaction or series of transactions with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
(h) authorize any new capital expenditures or other expenditures in amounts more than $100,000 in the aggregate;
(i) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any other Person in an amount exceeding $100,000 in the aggregate;
(j) except to the extent required under any Company Plan or as required by applicable Law or as otherwise disclosed in Section 5.1(j) of the Company Schedule of Exceptions, (i) increase the compensation or benefits of any of its directors or officers (including the payment of bonuses and the granting of stock options, stock appreciation rights, restricted shares, restricted share units or performance units or shares), other than annual adjustments in 2009 to compensation and benefits in the ordinary course of business consistent with past practice; (ii) grant or pay any severance or termination pay not provided for under any plan, policy, guideline or agreement in effect on or prior to the date hereof; (iii) enter into, amend or modify the terms of any employment, consulting, change of control, indemnification, termination or severance agreement or arrangement with any of its present or former directors or officers, or establish, adopt, enter into or materially amend or terminate any Company Plan or collective bargaining agreement; or (iv) accelerate the vesting or time of payment of any compensation or benefits of any director, officer, employee or consultant or fund or make any contribution to any Company Plan or trust not required to be funded;

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(k) make any material change in any financial or regulatory accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(l) materially change any Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, or settle a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law;
(m) agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement or compromise would, in any single case, result in (i) damages, fines or other penalties payable to or by the Company in excess of $100,000 or (ii) non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion;
(n) abandon, sell, license (except in the ordinary course of business consistent with past practice), assign or grant any security interest in or to any material item of Company Intellectual Property Rights or any other material assets; or
(o) agree to take any of the actions described in Section 5.1(a) through Section 5.1(n).
Section 5.2 Credit Agreement. At the Parent’s request, the Company shall cause all amounts outstanding under the Loan and Security Agreement, by and between RBC Centura Bank and the Company, dated as of February 1, 2005 (the “Credit Agreement”), to be repaid in full immediately prior to the Effective Time and to cause any and all Liens in respect of the Credit Agreement to be released prior to the Effective Time and to deliver to Parent documentation reasonably satisfactory to Parent stating that the Credit Agreement has been so repaid and that such Liens have been so released.
ARTICLE VI ADDITIONAL AGREEMENTS
Section 6.1 Company Stockholders Meeting.
(a) The Company shall, at Parent’s request, as soon as practicable following expiration of the Offer, acting through its Board of Directors, (a) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement (the “Company Stockholders Meeting”), which shall be held no later than twenty (20) Business Days following the mailing of the definitive Company Proxy Statement and (b) subject to Section 6.5(b), include in the Company Proxy Statement the Merger Recommendation. Notwithstanding the foregoing, if Merger Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares (including Top-Up Shares) of each series of capital stock of the Company, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

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(b) Parent shall cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent, Merger Sub or any other subsidiary of Parent to be voted in favor of the approval of this Agreement.
Section 6.2 Company Proxy Statement. If the approval of this Agreement by the Company’s stockholders is required by Law, then as soon as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC the preliminary Company Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting and other solicitation materials of Parent and the Company constituting a part thereof and related documents. Parent, Merger Sub and the Company will cooperate and consult with each other and their respective counsel in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, Parent will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the preliminary Company Proxy Statement, or any amendment or supplement thereto, without providing the Parent a reasonable opportunity to review and comment thereon. Each party shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the preliminary Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. Each party agrees to consult with the other party prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading. Each party shall as soon as reasonably practicable (i) notify the other parties of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide each other party with copies of all correspondence between a party and its employees and other authorized representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.
Section 6.3 Parent Stockholder Meeting; Certificate of Designation.
(a) In connection with the Offer and the Merger, the Parent shall, as soon as practicable, but not later than 12 months following the Effective Time, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of approving an increase to the number of authorized shares under its certificate of incorporation, as amended, from 18,000,000 to at least such number of shares of Parent Common Stock underlying the shares of Parent Preferred Stock issued pursuant to the Offer or the Merger (the “Parent Stockholder Proposal”). The Board of Directors of Parent shall not withdraw or modify in a manner adverse to the Company, or propose publicly to withdraw or modify in a manner adverse to the Company, the Merger or the Parent Stockholder Proposal or resolve or agree to take any such action, unless the Board of Directors of the Parent determines in good faith, after consultation with its legal advisors and financial advisors, that the failure to take such action would result in a breach of or be reasonably likely to result in a breach of its fiduciary duties.

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(b) In connection with the Offer and the Merger and as soon as practicable following the execution of this Agreement, the Parent shall file a Certificate of Designation, which sets forth the rights and preferences of the Parent Preferred Stock, substantially in the form attached to this Agreement as Exhibit B, with the Secretary of State of the State of Delaware.
Section 6.4 Registration Statement. (a) As promptly as practicable after execution of this Agreement, Parent shall prepare and file with the SEC the S-4 in connection with the registration under the Securities Act of the shares of Parent Common Stock and Parent Preferred Stock to be issued to the Company Stockholders pursuant to the Merger. The S-4 will include the Preliminary Prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. Each of the Company and Parent shall use its reasonable best efforts to cause the S-4 to become effective as promptly as practicable and, prior to the effective date of the S-4, Parent shall use its reasonable best efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of the Company and Parent shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the S-4. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the S-4 and to cause the S- 4 as so amended or supplemented to be filed with the SEC and the S-4 as so amended or supplemented to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel in writing with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the S-4 promptly after the receipt of such comments.
(b) Each of the Company and Parent shall give the other party and its counsel a reasonable opportunity to review and comment on any amendment or supplement to the S-4 prior to filing any amendment or supplement with the SEC, and reasonable and good faith consideration shall be given to any comments made by the other party and its counsel. Each of the Company and Parent shall (i) promptly provide the other party and its counsel with any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the S-4 promptly after receipt of those comments or other communications and (ii) provide the other party with a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC. Neither the Company nor Parent shall make any amendment or supplement to the S-4 without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of the Company and Parent will advise the other, promptly after it receives notice thereof, of the time at which the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Parent Common Stock and Parent Preferred Stock issuable pursuant to the Merger for offering or sale in any jurisdiction.

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(c) Each of the Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.
(d) Each of the Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party consents from their respective independent accountants, dated the date on which the S-4 is declared effective or a date not more than two days prior to such date, in form reasonably satisfactory to the other party and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.
Section 6.5 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the Company, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall not include any intrusive testing or environmental sampling of any kind and shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or contravene any Law or binding agreement entered into prior to the date of this Agreement.
(b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality and Non-Disclosure Agreement, dated January 16, 2009, between the Company and Parent (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.
(c) The Company will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning Parent furnished to the Company in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

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Section 6.6 Acquisition Proposals. (a) The Company agrees that (i) it and its officers and directors shall not, and (ii) it shall use reasonable best efforts to ensure that its representatives shall not, in each case (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to the acquisition, including by way of a tender offer, exchange offer, merger, consolidation or other business combination, of (x) an equity interest representing a 15% or greater economic or voting interest in the Company, or (y) the assets, securities or other ownership interests of or in the Company representing 15% or more of the consolidated assets of the Company, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an (“Acquisition Proposal”), or (B) directly or indirectly, engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, an Acquisition Proposal; provided, however, that at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Company and its representatives may, in response to a written Acquisition Proposal that the Board of Directors of the Company determines, in good faith, after consultation with its financial advisors, constitutes a Superior Proposal, and which Acquisition Proposal did not result from a breach of this Section 6.6(a), (x) provide access or furnish information with respect to the Company to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement and (y) engage in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal; provided further, however, that, subject to the right of the Company to withhold information where such disclosure would contravene any Law or binding agreement entered into prior to the date of this Agreement, the Company shall promptly provide to Parent any non-public information that is provided to the Person making such Acquisition Proposal or its representatives that was not previously provided to Parent or Merger Sub. The Company will, and will cause its agents and representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall also promptly (within two (2) Business Days) notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof, and will keep Parent apprised of any related material developments, discussions and negotiations related thereto.
For purposes of this Agreement, the term “Superior Proposal” means any written offer made by a third party that the Board of Directors of the Company reasonably determines to be bona fide for a transaction that (a) if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock (or, in the case of a direct merger, the common stock of the resulting company) or all or substantially all the consolidated assets of the Company and its subsidiaries for consideration consisting of consideration payable to holders of shares of Company Common Stock that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors, to be more favorable to holders of Company Common Stock than the Merger, taking into account all financial, regulatory, legal and other aspects of such offer and transaction (including the likelihood of completion) and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

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(b) The Board of Directors of the Company shall not (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the Offer Recommendation or the Merger Recommendation or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), unless at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with its legal advisors, that the failure to take such action would result in a breach of or be reasonably likely to result in a breach of its fiduciary duties, (ii) recommend, adopt or approve any Acquisition Proposal or propose publicly to recommend, adopt or approve any competing Acquisition Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to lead to any Acquisition Proposal (other than a confidentiality agreement) or resolve or agree to take any such action. Notwithstanding anything in this Section 6.6(b) to the contrary, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company may, in response to a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.1(f) in order to concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(f), and any purported termination pursuant to Section 8.1(f) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 6.6, including the notification provisions in this Section 6.6, and with all applicable requirements of Section 8.3(b) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(f) until after the second Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, identifying the Person making such Superior Proposal and the material terms and conditions of the Superior Proposal and stating that the Company Board intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f) (it being understood and agreed that, prior to any such termination taking effect, (i) any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal (but shall not trigger any new waiting period) and (ii) the Board of Directors of the Company shall discuss with Parent and take into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise).
(c) Nothing contained in this Section 6.6 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside counsel, failure so to disclose would result in a breach of or be reasonably like to result in a breach of its fiduciary duties or applicable Law.

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Section 6.7 Directors’ and Officers’ Indemnification and Insurance. (a) Without limiting any additional rights that any Person may have under any agreement, document, law or Company Plan, from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the extent provided under applicable Law and the Company’s Certificate of Incorporation or Bylaws as at the date hereof.
(b) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company as provided in its Certificate of Incorporation or Bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.
(c) Parent understands and agrees that, prior to the Effective Time, the Company intends to obtain a six (6) year “tail” insurance policy that provides coverage on terms no less favorable than the coverage provided under the Company’s directors and officers insurance policy in effect on the date of this Agreement for the Persons who are covered by such policy on the date of this Agreement for events occurring prior to the Effective Time; provided, however, without Parent’s prior written consent, the Company shall not pay more than one hundred fifty percent (150%) of current annual premium to purchase such policy; and provided further, however, that prior to purchasing any such policy, the Company shall afford Parent the opportunity to purchase a substitute policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.
(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

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(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.7. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.7.
(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.7.
Section 6.8 Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by this Agreement as promptly as practicable and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the Offer or the Merger.
(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under Antitrust Law, use reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed, including by providing the other party with a copy, of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review in advance any communication planned to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other U.S. or foreign Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party or its representatives the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.8(b) as “Antitrust Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall cause their respective outside counsel regarding Antitrust Law to comply with this Section 6.8(b). Notwithstanding anything to the contrary in this Section 6.8(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) , the Federal Trade Commission Act, as amended, Foreign Antitrust and Investment Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

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(c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.8(a) and Section 6.8(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other U.S. or foreign Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.
(d) Subject to the limitations set forth in Section 6.8(c), in the event that any administrative or judicial investigation, suit, action or other proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, or that otherwise would reasonably be expected to prevent, impede or delay the Offer or the Merger, or any such transaction or the satisfaction of any condition set forth in Exhibit A or ARTICLE VII, each of Parent, Merger Sub and the Company shall cooperate in good faith with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
Section 6.9 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

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Section 6.10 Notification. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company and Parent shall promptly notify each other orally and in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Section 7.1 and Section 7.3 impossible or unlikely. This Section 6.10 shall not constitute an obligation, covenant or agreement for purposes of Section 7.3(b), Section 8.1(d) or Section 8.1(e).
Section 6.11 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Merger shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.
Section 6.12 Anti-Takeover Statute. If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Offer, the Merger and the other transactions contemplated hereby) or the Stockholder Agreements, each of Parent, the Company and Merger Sub and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
Section 6.13 Conduct of Parent Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Parent Schedule of Exceptions or as required by Law, Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):
(a) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
(b) adjust, recapitalize, reclassify, combine, split, or subdivide any shares of capital stock of Parent.
Section 6.14 Directors.
(a) Promptly upon the acceptance for payment of, and payment by Parent or Merger Sub for, any Shares pursuant to the Offer, Parent or Merger Sub shall be entitled to designate such number of members of the Board of Directors of the Company as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act, representation equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) such number of Shares so accepted for payment and paid for pursuant to the Offer plus the number of Shares otherwise owned by Parent, Merger Sub or any other subsidiary of Parent bears to (B) the number of Shares outstanding, and the Company shall, at such time, cause such designees to be so elected; provided, however, that in the event that such designees are appointed or elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Parent or Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees). In connection with the foregoing, the Company shall promptly, at the option of Parent, use reasonable efforts to either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable such designees to be elected or appointed to the Board of Directors of the Company as provided above.

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(b) Following the election or appointment of Parent’s or Merger Sub’s designees pursuant Section 6.14(a) and prior to the Effective Time, any amendment or termination of this Agreement approved by the Company, extension for the performance or waiver of the obligations of Parent or Merger Sub or waiver of the Company’s rights hereunder shall require the concurrence of a majority of the Independent Directors.
Section 6.15 Rule 14d-10(c). Prior to the expiration date of the Offer or any subsequent offering period, as applicable, the Company (acting through its Board of Directors or its Compensation Committee) will take all such steps as may be required to cause to be exempt under amended Rule 14d-10(c) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been entered into by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to insure that any such arrangements fall within the safe harbor provisions of such rule.
ARTICLE VII CONDITIONS OF MERGER
Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
(a) this Agreement shall have been approved by the stockholders of the Company by the Company Requisite Vote;
(b) no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, nor any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8; and

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(c) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
Section 7.2 Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the condition that Parent or Merger Sub shall have accepted Shares for payment pursuant to the Offer.
Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect;
(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time;
(c) Parent Common Stock issuable to the holders of the Company Common Stock pursuant to this Agreement shall have been included for listing on Nasdaq upon official notice of issuance; and
(d) the Company shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Section 7.3(a) through (c) have been satisfied.
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
Section 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval by the stockholders of the Company:
(a) by mutual written consent of Parent, Merger Sub and the Company;
(b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

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(c) by either Parent or the Company if the Acceptance Time shall not have occurred on or before the date which is sixty (60) days from the date hereof (the “Termination Date”) provided further, however, that if the transaction is delayed due to (i) failure to obtain regulatory approval pursuant to Section 6.8 or (ii) a review by the SEC of any of the regulatory filings required to be filed by the Parent and the Company with the SEC, the Termination Date shall automatically be extended prior to the two (2) Business Days prior to the Termination Date until ninety (90) days after the date hereof; further provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; and provided further that this Agreement may not be terminated pursuant to this clause (c) after Parent or Merger Sub accepts Shares for payment pursuant to the Offer.
(d) by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that a condition set forth in Section 7.1 or 7.3 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;
(e) by Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that a condition set forth in clause (c) or (d) of Exhibit A would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;
(f) by the Company in accordance with the terms and subject to the conditions of Section 6.6; or
(g) by Parent in the event an Adverse Recommendation Change has occurred.
Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 3.17, Section 4.10, Section 6.5, Section 6.9, this Section 8.2, Section 8.3 and ARTICLE IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

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Section 8.3 Fees and Expenses. (a) Except as otherwise specifically provided herein, each party shall bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby.
(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(g) then the Company shall pay Parent a fee equal to $3% of aggregate Merger Consideration (the “Termination Fee”), plus reimbursement of reasonable out of pocket expenses up to Two Hundred Thousand Dollars ($200,000), by wire transfer of same day funds to an account designated by Parent within two (2) Business Days following termination of this Agreement. The Company acknowledges that the agreement contained in this Section 8.3(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Parent would not enter into this Agreement.
Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which by Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no extension or waiver may be made which by Law requires the further approval of the stockholders of the Company without such further approval. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
ARTICLE IX GENERAL PROVISIONS
Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this ARTICLE IX.

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Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) if to Parent or Merger Sub:
Bio-Imaging Technologies, Inc.
826 Newtown-Yardley Road
Newtown, PA 18940
Attention: President and Chief Executive Officer
Facsimile: (267) 757-3385
with an additional copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attention: Emilio Ragosa
Facsimile: 609-919-6701
(b) if to the Company:
etrials Worldwide, Inc.
4000 Aerial Center Parkway
Morrisville, NC 27560
Attention: President and Chief Executive Officer
Facsimile: (919) 653-3621
with additional copies (which shall not constitute notice) to:
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Donald R. Reynolds
Facsimile: 919-781-4865
Section 9.3 Certain Definitions. For purposes of this Agreement, the term:
(a) “beneficial owner” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act and includes any Person who shall be deemed to be the beneficial owner of such Shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” or “owns beneficially” shall have a corresponding meaning).

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(b) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.
(c) “Code” means the Internal Revenue Code of 1986, as amended.
(d) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
(e) “GAAP” means the generally accepted accounting principles in the United States, set forth in the Financial Accounting Standards Board (“FASB”) Statements of Financial Accounting Standards and Interpretations, FASB Emerging Issues Task Force consensuses, Accounting Principles Board (“APB”) Opinions, and rules and interpretative releases of the SEC, including SEC Staff Accounting Bulletins and other such statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable as of the time for the relevant financial statements referred to herein.
(f) “Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
(g) “Knowledge” means, (i) with respect to the Company, the actual knowledge of the executive officers of the Company, after due inquiry, and (ii) with respect to Parent, the actual knowledge of the executive officers of the Parent, after due inquiry.
(h) “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

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(i) “Subsidiary” of the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
(j) “Tax” or “Taxes” means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state or local government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.
(k) “Tax Group” means, collectively, the Company and its Subsidiaries.
(l) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed with an appropriate Governmental Authority in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.
Section 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Schedule of Exceptions, the Parent Schedule of Exceptions and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the Parent of its obligations hereunder.

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Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of ARTICLE II which shall be enforceable following the Effective Time by the holders of Options, Certificates and Restricted Company Common Stock, and (b) with respect to the provisions of Section 6.7 which shall inure to the benefit of the Persons or entities benefiting therefrom, in each case who are intended to be third party beneficiaries thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, Parent acknowledges and agrees that in the event of any breach, wrongful repudiation, or termination of this Agreement by Parent, the actual or potential damages incurred by the Company for purposes of determining any remedy at law or equity under this Agreement would include the actual and/or potential damages incurred by the Company’s stockholders in the event such stockholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement; provided, however, that it is agreed that neither this provision nor any other provision in this Agreement is intended to provide the Company’s stockholders (or any party acting on their behalf) the ability to seek (whether in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company) prior to the Closing Date the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company’s stockholders under this Agreement or otherwise, including against the Company or its directors, under any theory of law or equity, including under the applicable laws of agency or the laws relating to the rights and obligations of third-party beneficiaries. For avoidance of doubt as to the parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to its stockholders, shall exclusively belong to the Company (acting expressly through its Board of Directors) in its sole discretion.
Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).
Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 9.10 Specific Performance; Jurisdiction. Notwithstanding any other provision of this Agreement, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto. In addition, each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.
Section 9.11 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

STRICTLY CONFIDENTIAL
Section 9.12 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to May 4, 2009. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to “this Agreement” shall include the Company Schedule of Exceptions. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.
Section 9.13 Waiver of Jury Trial. Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.
[Remainder of Page Left Blank Intentionally]

STRICTLY CONFIDENTIAL
IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIO-IMAGING TECHNOLOGIES, INC.
By:	/s/ Mark L. Weinstein
	Name:	Mark. L. Weinstein
	Title:	President and Chief Executive Officer
BIOCLINICA ACQUISITION, INC.
By:	/s/ Mark L. Weinstein
	Name:	Mark L. Weinstein
	Title:	President and Chief Executive Officer

ETRIALS WORLDWIDE, INC.
By:	/s/ M. Denis Connaghan
	Name:	M. Denis Connaghan
	Title:	President and Chief Executive Officer

Exhibit A

Conditions of the Offer
Notwithstanding any other term of the Offer or this Agreement, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent’s or Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the number of Shares which have been validly tendered and not withdrawn prior to the expiration of the Offer represent at least a majority of the Fully Diluted Shares (the “Minimum Tender Condition”), (ii) the S-4 shall have become effective under the Securities Act, and (iii) the Certificate of Designation, which sets forth the rights and preferences of the Parent Preferred Stock, substantially in the form attached to this Agreement as Exhibit B, shall have been filed with the Secretary of State of the State of Delaware. The term “Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities having an exercise price or conversion price less than the Cash Value of the Offer Price. Furthermore, notwithstanding any other term of the Offer or this Agreement, neither Parent nor Merger Sub shall be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following conditions exists:
(a) any law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, or any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Offer;
(b) there shall have occurred any change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;
(c) the representations and warranties of the Company contained in this Agreement shall not be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “ materially”) at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to have a Company Material Adverse Effect;
(d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company required to be performed or complied with by it under this Agreement;

(e) this Agreement shall have been terminated in accordance with its terms; which, in the sole and reasonable judgment of Merger Sub or Parent, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment; or
(f) the S-4 shall be the subject of any stop order or proceeding seeking a stop order.
The foregoing conditions (a) through (e) are for the sole benefit of Parent and subject to the terms and conditions of this Agreement and may be waived by Parent, in whole or in part, at the sole discretion of Parent. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
Capitalized terms that are used but not otherwise defined in this Exhibit A shall have the respective meanings ascribed thereto in the Agreement.

Exhibit B

Certificate of Designation

See attached.